Exhibit 99.1

Investors and Media Christopher Oltmann (818) 224-7028

PennyMac Mortgage Investment Trust Reports

First Quarter 2015 Results

Moorpark, CA, May 6, 2015 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $7.5 million, or $0.09 per diluted share, for the first quarter of 2015, on net investment income of $37.7 million. PMT previously announced a cash dividend for the first quarter of 2015 of $0.61 per common share of beneficial interest, which was declared on March 24, 2015 and paid on April 29, 2015.

First Quarter 2015 Highlights

Financial results:

•	Diluted earnings per common share of $0.09, down 74 percent from the prior quarter

•	Net income of $7.5 million, down 72 percent from the prior quarter

•	Net investment income of $37.7 million, down 29 percent from the prior quarter

•	Book value per share of $20.68, down from $21.18 at December 31, 2014

•	Return on average equity of 2 percent, down from 7 percent for the prior quarter[1]

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1 Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

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Investment activities and correspondent production results:

•	Mortgage servicing rights (MSR) and excess servicing spread (ESS) investments, related to $68 billion in UPB, grew to $581 million at March 31, 2015

o	Added $27 million in new MSR investments resulting from correspondent production activities

o	Invested $46 million in ESS on mini-bulk and flow acquisitions of Agency MSRs acquired by PennyMac Financial Services, Inc. (NYSE: PFSI) relating to $6.4 billion in UPB

Notable activity after the end of the first quarter:

•	Entered into financing facilities for ESS and MSRs, borrowing $108 million

•	Completed acquisition of $136 million in ESS related to $15 billion in UPB of Agency MSRs

•	Expected to enter into an agreement with PFSI relating to the acquisition of approximately $74 million in ESS from bulk Ginnie Mae MSRs totaling $9.3 billion in UPB that PFSI is expected to acquire in early 3Q15[2]

•	Entered into a credit risk transfer structure with Fannie Mae on PMT’s correspondent production

•	Granted membership into the Federal Home Loan Bank (FHLB) of Des Moines

“PMT’s first quarter results were adversely affected by a combination of factors, including lower than expected performance in the distressed loan portfolio, higher prepayment speeds that negatively affected MSR and ESS valuations, and hedge losses related to mortgage spread widening in our MBS portfolios,” said Stanford L. Kurland, PMT's Chairman and Chief Executive Officer.  “Today we are announcing progress on several important initiatives, including obtaining financing for ESS and MSRs, gaining membership in the FHLB Des Moines, and a GSE credit risk transfer transaction on PMT’s own mortgage production.  Cash flows from our existing investments remained strong, and we are strategically positioning PMT’s investments to deliver attractive returns on equity over the long term.”

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2 The MSR acquisition by PFSI and the Company’s purchase of excess servicing spread are subject to the negotiation and execution of definitive documentation, continuing due diligence and closing conditions, including required regulatory approvals. There can be no assurance that the committed amount will ultimately be acquired or that the transactions will be completed at all.

2

PMT reported a pretax loss of $3.8 million for the quarter ended March 31, 2015, compared to pretax income of $11.9 million in the fourth quarter of 2014.

The following table presents the contribution of PMT’s Investment Activities and Correspondent Production segments:

	Quarter ended March 31, 2015
	Investment	Correspondent
	Activities	Production	Consolidated
	$ in thousands
Net investment income:
Net interest income
Interest income	$33,573	$7,112	$40,685
Interest expense	21,926	3,820	25,746
	11,647	3,292	14,939
Net loan servicing fees	8,001	–	8,001
Net gain on mortgage loans acquired for sale	–	10,160	10,160
Net gain on investments	3,447	–	3,447
Other investment (loss) income	(4,241)	5,351	1,110
	18,854	18,803	37,657
Expenses:
Loan Fulfillment, Servicing and Management fees payable to PennyMac Financial Services, Inc.	17,369	13,170	30,539
Other	9,724	1,214	10,938
	27,093	14,384	41,477
Pretax (loss) income	$(8,239)	$4,419	$(3,820)

Investment Activities Segment

The Investment Activities segment generated a pretax loss of $8.2 million on revenues of $18.9 million in the first quarter, compared to pretax income of $11.0 million on revenues of $38.8 million in the fourth quarter. Net gain on investments totaled $3.4 million in the first quarter, a 78 percent decline from the fourth quarter. Net gain on investments for the first quarter included valuation gains on distressed loans of $17.2 million, partially offset by valuation losses of $13.7 related to MBS, mortgage loans backed by variable interest entity and asset-back secured financing, and ESS. Valuation losses in our MBS portfolios resulted in part from widening in mortgage spreads to the interest rate swap curve. Valuation losses on ESS primarily resulted from higher actual and projected prepayments for the underlying mortgage loans due to lower interest rates and the unanticipated reduction in FHA annual mortgage insurance premiums announced in January. When prepayments result in a refinancing by PFSI, PMT should benefit from recapture income. Recapture income payable to PMT for prepayment activity during the quarter was $1.3 million.

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Net interest income earned on PMT’s investments in distressed loans, ESS, MBS and mortgage loans held by a variable interest entity decreased by $6.3 million to $11.6 million, driven by a $6.2 million decrease in capitalized interest from loan modifications during the quarter. Capitalized interest from loan modifications, which increases interest income and reduces the loan valuation gains, totaled $10.3 million in the first quarter.

Net loan servicing fees were $8.0 million in the first quarter of 2015, down from $11.2 million in the fourth quarter. The reduction in income was driven by MSR valuation losses and impairment resulting from lower mortgage rates, partially offset by hedging gains. Other investment losses were $4.2 million, compared to losses of $6.0 million in the fourth quarter, due to valuation adjustments related to the growing inventory of real estate owned (REO) properties, partially offset by an increase in gains related to sales of REO properties.

Segment expenses were $27.1 million in the first quarter of 2015, down 3 percent from the prior quarter driven by a decline in distressed loan servicing fees resulting from reduced loan resolution and modification activity, as well as a decrease in incentive fees paid to PFSI resulting from PMT’s reduced financial performance for the first quarter.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $17.2 million in the first quarter of 2015, compared to $20.7 million in the fourth quarter of 2014. Of the gains in the first quarter, $2.0 million was realized through payoffs in which collections on the loan balances were at levels higher than their recorded fair values.

The following schedule details the realized and unrealized gains on mortgage loans:

	Quarters ended
	March 31, 2015	December 31, 2014
	(in thousands)
Valuation changes:
Performing loans	$15,232	$4,831
Nonperforming loans	195	12,653
	15,427	17,484
Gain on payoffs	2,043	3,191
(Loss) gain on sales	(284)	–
	$17,186	$20,675

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In the first quarter of 2015, the portfolios of performing and nonperforming loans increased in value by $15.2 million and $195 thousand, respectively. Valuation gains were adversely affected by a decrease in current home prices versus prior forecasts and lowered expectations for future home price appreciation. Estimates indicate that home price changes in various regions of the country ranged from flat to slightly negative in recent months. Also, reduced estimates of home prices drove a reduction in the expected realization value of certain properties transitioning from foreclosure to REO status during the first quarter. Expectations for home price appreciation in PMT’s distressed loan portfolio over the next twelve months are 4.0%, versus 4.8% at December 31, 20143.

The nonperforming loan portfolio experienced slower than expected transition, or “roll”, rates, resulting in fewer loans transitioning from severely delinquent status to foreclosure, and fewer loans transitioning into reperformance. The performing loan portfolio experienced valuation gains resulting from an improvement in observed market prices for similar assets during the quarter as well as improved portfolio performance characteristics.

Mortgage Servicing Rights

PMT’s MSR portfolio, which is subserviced by PFSI, grew to $35.2 billion in UPB compared to $34.3 billion at December 31, 2014. Servicing fee revenue of $22.6 million was reduced by $9.6 million for amortization and $16.1 million for impairment and fair value changes, partially offset by $11.1 million of hedge gains, resulting in net loan servicing revenue of $8.0 million, down from $11.2 million in the fourth quarter of 2014.

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3 Weighted average twelve-month projected housing price index change.

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The following schedule details the net loan servicing fees:

	Quarter ended
	March 31, 2015	December 31, 2014
	(in thousands)
Net loan servicing fees
Servicing fees (1)	$22,629	$23,020
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization	(9,592)	(8,741)
Provision for impairment	(6,379)	(2,890)
Gain on sale	83	46
Carried at fair value - change in fair value	(9,816)	(8,250)
Gains on hedging derivatives	11,076	7,996
	(14,628)	(11,839)
Net loan servicing fees	$8,001	$11,181

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(1) Includes contractually specified servicing revenue.

Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and an ongoing investment in MSRs. For the quarter ended March 31, 2015, PMT’s Correspondent Production segment generated pretax income of $4.4 million, versus of $0.9 million in the fourth quarter of 2014. Revenues totaled $18.8 million, up 32 percent from the fourth quarter, driven by an increase in net gain on mortgage loans during the quarter.

Through its correspondent activities in the first quarter of 2015, PMT acquired $8.0 billion in UPB of loans and issued IRLCs totaling $9.5 billion, compared to $7.3 billion and $7.5 billion, respectively, in the fourth quarter of 2014. Of the correspondent acquisitions, conventional conforming and jumbo volumes totaled $2.9 billion, and government insured or guaranteed volumes totaled $5.1 billion compared to $2.9 billion and $4.4 billion, respectively, in the fourth quarter of 2014.

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Net gain on mortgage loans acquired for sale totaled $10.2 million in the first quarter of 2015 compared to $5.9 million last quarter. Segment revenues in the first quarter also included $5.4 million of loan origination fees and net interest income of $3.3 million. The first quarter results reflect higher demand for loan refinancing and capacity constraints industry-wide, which drove higher margins and lock volume compared to the prior quarter.

The following schedule details the net gain on mortgage loans acquired for sale:

	Quarter ended
	March 31, 2015	December 31, 2014
	(in thousands)
Net gain on mortgage loans acquired for sale
Receipt of MSRs in loan sale transactions	$27,460	$32,104
Provision for representation and warranties	(925)	(1,130)
Cash investment (1)	(20,071)	(21,606)
Fair value changes of pipeline, inventory and hedges	3,696	(3,423)
	$10,160	$5,945

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(1) Includes cash hedge expense

Segment expenses increased 8 percent quarter-over-quarter to $14.4 million, primarily due to higher loan fulfillment fee expense resulting from a higher weighted average fulfillment fee rate during the quarter. The weighted average fulfillment fee rate in the first quarter was 45 basis points, compared to 41 basis points in the prior quarter.

Management Fees and Taxes

Management fees decreased by 17 percent from the fourth quarter of 2014 to $7.0 million, driven by lower incentive fees resulting from PMT’s reduced financial performance in the first quarter.

PMT recognized an income tax benefit of $11.3 million in the first quarter, versus an income tax benefit of $14.6 million in the fourth quarter of 2014. The tax benefit resulted from a loss in the taxable REIT subsidiary.

Mr. Kurland concluded, “We remain focused on strategic initiatives that we expect to drive attractive long-term returns on equity for PMT.  We have obtained financing for ESS and MSRs on attractive terms which enhance the expected returns for these strategies.  Membership in the FHLB and the resulting access to term financing helps facilitate other strategies such investment in non-Agency mortgage loans.  And we are excited about our progress on a GSE credit risk-sharing structure that allows us to invest in the credit risk of PMT's own correspondent production.  We are making progress in diversifying PMT's mortgage-related strategies, which we believe will enable the Company to achieve our performance targets across different market environments.”

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Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Daylight Time) on Wednesday, May 6, 2015.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, an indirect subsidiary of PennyMac Financial Services, Inc. Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire distressed loans or correspondent loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; and our ability to make distributions to our shareholders in the future. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

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PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014	March 31, 2014
	(in thousands except share data)
ASSETS
Cash	$65,668	$76,386	$11,871
Short-term investments	44,949	139,900	91,338
Mortgage-backed securities at fair value pledged to secure securities sold under agreements to repurchase	316,292	307,363	198,110
Mortgage loans acquired for sale at fair value	1,366,964	637,722	344,680
Mortgage loans at fair value	2,859,326	2,726,952	2,608,700
Mortgage loans under forward purchase agreements at fair value	–	–	202,661
Excess servicing spread purchased from PennyMac Financial Services, Inc.	222,309	191,166	151,019
Derivative assets	12,668	11,107	7,928
Real estate acquired in settlement of loans	317,536	303,228	172,987
Real estate acquired in settlement of loans under forward purchase agreements	–	–	13,890
Mortgage servicing rights	359,160	357,780	301,427
Servicing advances	79,261	79,878	60,024
Due from PennyMac Financial Services, Inc.	5,778	6,621	3,590
Other assets	87,499	66,193	59,312
Total assets	$5,737,410	$4,904,296	$4,227,537
LIABILITIES
Assets sold under agreements to repurchase	$3,563,293	$2,730,130	$1,887,778
Mortgage loan participation and sale agreement	71,829	20,236	–
Borrowings under forward purchase agreements	–	–	216,614
Asset-backed secured financing of the variable interest entity at fair value	162,222	165,920	166,514
Exchangeable senior notes	250,000	250,000	250,000
Derivative liabilities	2,071	2,430	961
Accounts payable and accrued liabilities	71,835	67,806	72,413
Due to PennyMac Financial Services, Inc.	18,719	23,943	20,812
Income taxes payable	39,903	51,417	58,309
Liability for losses under representations and warranties	15,379	14,242	10,854
Total liabilities	4,195,251	3,326,124	2,684,255
SHAREHOLDERS' EQUITY

Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 74,585,222, 74,510,159, and 73,929,541 common shares	746	745	739
Additional paid-in capital	1,482,250	1,479,699	1,466,347
Retained earnings	59,163	97,728	76,196
Total shareholders' equity	1,542,159	1,578,172	1,543,282
Total liabilities and shareholders' equity	$5,737,410	$4,904,296	$4,227,537

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PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(in thousands, except per share data)
Investment Income
Net interest income:
Interest income	$40,685	$43,248	$39,346
Interest expense	25,746	21,929	19,775
	14,939	21,319	19,571
Net loan servicing fees	8,001	11,181	7,421
Net gain on mortgage loans acquired for sale	10,160	5,945	9,971
Loan origination fees	5,287	4,897	2,356
Net gain on investments	3,447	15,700	42,585
Results of real estate acquired in settlement of loans	(5,832)	(8,552)	(6,626)
Other	1,655	2,569	1,317
Net investment income	37,657	53,059	76,595
Expenses
Expenses payable to PennyMac Financial Services, Inc.:
Loan fulfillment fees	12,866	11,887	8,902
Loan servicing fees (1)	10,670	11,426	14,591
Management fees	7,003	8,426	8,074
Professional services	1,828	2,031	1,731
Compensation	2,808	1,660	2,942
Other	6,302	5,689	4,066
Total expenses	41,477	41,119	40,306
(Loss) income before benefit from income taxes	(3,820)	11,940	36,289
Benefit from income taxes	(11,328)	(14,571)	(1,584)
Net income	$7,508	$26,511	$37,873

Earnings per share
Basic	$0.09	$0.35	$0.52
Diluted	$0.09	$0.34	$0.50
Weighted-average shares outstanding
Basic	74,528	74,211	71,527
Diluted	74,956	82,996	80,289

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(1) Servicing expenses include both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights.

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